SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


Net income (loss) and the number of common shares and common equivalent shares used to present net income (loss) per common share were computed as follows:


                                                         13 Weeks          13 Weeks           26 Weeks           26 Weeks
                                                           Ended             Ended              Ended              Ended
Income (loss) (in thousands)                          Oct. 27, 1996      Oct. 29, 1995      Oct. 27, 1996      Oct. 29, 1995
----------------------------                          -------------      -------------      -------------      -------------
Net income                                              $  9,017           $  4,615          $  9,763            $    221

Dividends accumulated for Series B
   and C preferred stock                                    (337)              (184)             (675)               (352)
                                                        --------            --------          --------            --------

Net income (loss) available to
   common stockholders                                  $  8,680           $  4,431          $  9,088            $   (131)
                                                        ========           ========          ========            ========



Common shares (in thousands)
 Weighted average common shares:
   Outstanding                                            18,017             16,421            18,016              16,409
   Net effect of dilutive stock options                      678                500               627                 500
                                                        --------           --------          --------            --------

      Common shares for computation                       18,695             16,921            18,643              16,909
                                                        ========           ========          ========            ========



      Net income (loss) per common share                $    .46           $    .26          $    .49            $   (.01)
                                                        ========           ========          ========            ========
